Exhibit 99.2

Press Release

Dollarama Group L.P. Announces

Fourth Quarter and Fiscal 2007 Results

MONTREAL, May 2, 2007 – Dollarama Group L.P., (the “Company”) the leading operator of dollar discount stores in Canada, today announced its results for the fourth quarter and fiscal year ended February 4, 2007. [Note: all dollar amounts in this press release are in Canadian dollars unless otherwise indicated.]

On February 1, 2007, the Company changed its fiscal year end, moving it from January 31 to a floating year end ending on the Sunday before or after January 31 of each year. The change was effective beginning with the fiscal year 2007, which ended on February 4, 2007. Fiscal year 2008 began February 5, 2007 and will end on February 3, 2008. There are an additional four days of transactions included in fiscal year 2007 when compared to fiscal year 2006, which ended January 31, 2006.

Dollarama Group L.P., reported that sales increased $50.4 million, or 22.3%, to $276.2 million for the three months ended February 4, 2007, compared to $225.8 million for the three months ended January 31, 2006. Sales growth was driven primarily by the opening of 68 new stores, which was offset by the closure of 3 stores for a net total of 65 stores opened during fiscal year 2007. Comparable store sales increased 1.3% for the 13 week period ended January 28, 2007.

Net earnings increased $14.1 million or 56.9%, from $24.8 million for the three months ended January 31, 2006, to $38.9 million for the three months ended February 4, 2007. In addition, Adjusted EBITDA, as defined below, increased 34.4%, from $41.6 million for the three months ended January 31, 2006, to $55.9 million for the three months ended February 4, 2007.

Dollarama Group L.P., reported that sales increased $144.5 million, or 19.4%, to $887.8 million for the fiscal year ended February 4, 2007, compared to $743.3 million for the fiscal year ended January 31, 2006. Comparable store sales increased 2.8% for the 52 week period ended January 28, 2007.

Net earnings increased $46.7 million or 133.4%, from $35.0 million for fiscal year 2006, to $81.7 million for fiscal year 2007. This earnings growth was attributable to increased sales, better margins, and the absence of a charge of $9.7 million for the amortization of the inventory step-up and a $6.6 million write-off of deferred financing costs which existed in the prior year. In addition, Adjusted EBITDA increased 20.3%, from $126.3 million for the fiscal year ended January 31, 2006, to $151.9 million for the fiscal year ended February 4, 2007.

“We are pleased to report that Dollarama delivered a meaningful improvement in fourth quarter and fiscal year financial performance,” said Larry Rossy, Chief Executive Officer of Dollarama. “We believe these results were driven by having the right merchandise offering and a strong value proposition that consumers responded to favorably. We continued our westward expansion as well as adding stores in our core markets of Ontario and Québec. We see significant opportunities to continue our expansion across the country, and we plan to make investments in the necessary infrastructure and other activities to support those markets going forward.”

About Dollarama Group L.P.

Dollarama is the leading operator of dollar discount stores in Canada. Currently, the Company operates more than 475 stores, each offering a broad assortment of quality everyday merchandise sold in individual or multiple units primarily at a fixed price of $1.00. All stores are company-operated, and nearly all are located in high traffic areas such as strip malls and shopping centers in various locations, including metropolitan areas, mid-sized cities, and small towns. In 1910, the Company was established as a single variety store in Québec.

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including among others, changes in customer demand for products, changes in raw material and equipment costs and availability, seasonal changes in customer demand, pricing actions by competitors and general changes in economic conditions; and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

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Summary Historical Financial Data

(dollars in thousands)	Three Months Ended January 31, 2006	Three Months Ended February 4, 2007	Fiscal Year Ended January 31, 2006	Fiscal Year Ended February 4, 2007

Statement of Operations Data:

Sales	$225,782	$276,226	$743,278	$887,786
Cost of sales	149,067	174,480	506,838	585,013

Gross profit	76,715	101,746	236,440	302,773

Expenses:
General administrative and store operating expenses	36,469	47,075	125,347	154,457
Amortization(1)	3,534	5,066	13,222	16,984

Total expenses	40,003	52,141	138,569	171,441

Operating income(2)	36,712	49,605	97,871	131,332

Other expenses:
Amortization of deferred financing costs	1,033	1,026	7,527	4,076
Write-off of deferred financing costs	—	—	6,606	—
Interest expense	11,428	11,855	45,547	47,192
Foreign exchange (gain) or loss on derivative financial instruments and long-term debt	(969)	(1,293)	1,508	(1,972)

Earnings before income taxes	25,220	38,017	36,683	82,036
Income taxes	417	(906)	1,677	358

Net earnings	$24,803	$38,923	$35,006	$81,678

Statement of Cash Flows Data:
Cash flows provided by (used in):
Operating activities	$47,796	$33,804	$46,408	$94,499
Investing activities	(20,966)	(10,083)	(36,006)	(42,517)
Financing activities	(521)	(2,893)	(24,104)	(35,170)

Other Financial Data:
Capital expenditures	$8,724	$10,107	$23,946	$42,695
Rent expense(3)	$9,722	$13,841	$37,706	$47,245
Gross margin(4)	34.0%	36.8%	31.8%	34.1%
Number of stores (at end of period)	398	463	398	463
Comparable store sales growth(5)	6.9%	1.3%	6.1%	2.8%

(dollars in thousands)	As of January 31, 2006	As of February 4, 2007

Balance Sheet Data:

Cash and cash equivalents	$30,883	$47,695
Merchandise inventories	154,047	166,017
Property and equipment	54,571	84,665
Total assets	1,098,854	1,169,174
Long-term debt(6)	619,796	611,550
Partners’ capital	401,820	491,284

(1)	Amortization represents amortization of tangible and amortizable intangible assets, including amortization of favourable lease rights.
(2)	The operating income for the year ended January 31, 2006 included $9.7 million of amortization of step-up in fair value of the merchandise inventory as a result of the application of purchase accounting following the acquisition.
(3)	Rent expense represents (i) basic rent expense on a straight-line basis and (ii) contingent rent expense, net of (a) amortization of inducements received from landlords and (b) amortization of unfavourable lease rights.
(4)	Gross margin represents gross profit as a percentage of sales.
(5)	Comparable store sales is a measure of the percentage increase or decrease of the sales of stores open for at least 13 complete months and that remain open at the end of the reporting period relative to the same period in the prior year. To provide more meaningful results, the Company measures comparable store sales over periods containing an integral number of weeks beginning on a Monday and ending on a Sunday that best approximate the fiscal period to be analyzed.
(6)	Includes current portion of long-term debt, but excludes deferred financing costs which have been shown as a reduction of long-term debt on the balance sheet.

Adjusted EBITDA

EBITDA represents net income (loss) before net interest expense, income taxes, and depreciation and amortization expense. Adjusted EBITDA represents EBITDA as further adjusted to reflect items set forth in the table below. A reconciliation of net earnings to EBITDA and to Adjusted EBITDA is included below:

(dollars in thousands)	Three Months Ended January 31, 2006	Three Months Ended February 4, 2007	Fiscal Year Ended January 31, 2006	Fiscal Year Ended February 4, 2007
Net earnings	$24,803	$38,923	$35,006	$81,678
Income taxes	417	(906)	1,677	358
Interest expense	11,428	11,855	45,547	47,192
Amortization of deferred financing costs	1,033	1,026	7,527	4,076
Amortization of fixed tangible and intangible assets	3,534	5,066	13,222	16,984

EBITDA	41,215	55,964	102,979	150,288
Foreign exchange (gain) or loss on derivative financial instruments and long-term debt	(969)	(1,293)	1,508	(1,972)
Write-off of deferred financing costs	—	—	6,606	—
Management fees(a)	897	857	3,554	3,194
Non-cash straight line rent expense(b)	973	1,097	2,427	3,318
Non-cash stock-based compensation expense(c)	(239)	74	598	537
Amortization of unfavourable lease rights(d)	(820)	(787)	(3,440)	(3,456)
Transition reserve expenses(e)	563	—	2,285	—
Amortization of Inventory step-up(f)	—	—	9,737	—

Adjusted EBITDA	$41,620	$55,912	$126,254	$151,909

(a)	Reflects the management fees incurred and paid or payable to the Company’s majority owners.
(b)	Represents the elimination of non-cash straight-line rent expense.
(c)	Represents the elimination of non-cash stock-based compensation expense.
(d)	Represents amortization of unfavourable lease rights which has been recorded as a reduction of rent expense in the statements of earnings.
(e)	Represents the elimination of certain transition-related expenses incurred in connection with the Acquisition which have not been capitalized in purchase accounting or as debt issuance costs, primarily relating to non-recurring legal and accounting fees.
(f)	Represents the elimination of incremental cost of sales resulting from amortization of the step-up in fair value of the merchandise inventory balance following the application of purchase accounting to the acquisition.

The Company presents EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of its operating performance and information about the calculation of some of the financial covenants that are contained in its senior secured credit facility. The Company believes EBITDA is an important supplemental measure of operating performance because it eliminates items that have less bearing on the Company’s operating performance and thus highlights trends in the Company’s core business that may not otherwise be apparent when relying solely on Canadian GAAP financial measures. The Company also believes that securities analysts, investors and other interested parties frequently use EBITDA in the evaluation of issuers, many of which present EBITDA when reporting their results. Adjusted EBITDA is a material component of the covenants imposed on the Company by its senior secured credit facility. Under the senior secured credit facility, the Company is subject to financial covenant ratios that are calculated by reference to Adjusted EBITDA. The Company’s management also uses EBITDA and Adjusted EBITDA in order to facilitate operating performance comparisons from period to period, prepare annual operating budgets and assess the Company’s ability to meet future debt service, capital expenditure and working capital requirements and the Company’s ability to pay dividends on its capital stock.

EBITDA and Adjusted EBITDA are not presentations made in accordance with Canadian GAAP. As discussed above, the Company believes that the presentation of EBITDA and Adjusted EBITDA is appropriate. However, EBITDA and Adjusted EBITDA have important limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of the Company’s results as reported under Canadian GAAP. For example, neither EBITDA nor Adjusted EBITDA reflect (a) the Company’s cash expenditures, or future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, the Company’s working capital needs; (c) the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company’s debt; and (d) tax payments or distributions to the Company’s parent to make payments with respect to taxes attributable to the Company that represent a reduction in cash available to the Company. Because of these limitations, the Company primarily relies on its results as reported in accordance with Canadian GAAP and use EBITDA and Adjusted EBITDA only supplementally. In addition, because other companies may calculate EBITDA and Adjusted EBITDA differently than the Company does, EBITDA may not be, and Adjusted EBITDA is not, comparable to similarly titled measures reported by other companies.

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Contacts

Investors:

Robert Coallier, Chief Financial Officer

(514) 737-7080 x238

Media:

Alex Stanton

Stanton Crenshaw Communications

(212) 780-1900

alex@stantoncrenshaw.com